UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On April 30, 2013 (the "Closing Date"), Iris Crosstown Mezzanine Lending, LLC ("Mezzanine Lender"), a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), made a mezzanine loan of up to approximately $11 million (the "Mezzanine Loan") to Iris Crosstown Partners LLC, a Georgia limited liability company ("Borrower"), in connection with Borrower's plans to construct a 342-unit multifamily community in Tampa, Florida (the "Property"). Approximately $6.6 million of the Mezzanine Loan was funded by Mezzanine Lender to Borrower on the Closing Date and the balance of the Mezzanine Loan is expected to be drawn by the Borrower over approximately the next five months. Prior to the Closing Date, Mezzanine Lender made a land acquisition bridge loan to Iris Crosstown Apartments LLC, a wholly owned subsidiary of Borrower and the ultimate owner of the Property ("Owner"), of approximately $4.7 million (the "Bridge Loan"). The Bridge Loan, plus all accrued but unpaid interest, was paid in full with the proceeds of the initial funding of the Mezzanine Loan. Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximately 98% interest in, PAC-OP.

In connection with the closing of the Mezzanine Loan, the Mezzanine Lender received a loan fee of 2% of maximum loan amount of the Mezzanine Loan, or approximately $219,240 (approximately $94,433 of which was paid prior to the Closing Date in connection with the Bridge Loan). In addition, the Company paid a fee of approximately $109,620 (approximately $47,216 of which was paid prior to the Closing Date in connection with the Bridge Loan), or 1.0% of the maximum loan amount of the Mezzanine Loan, to Preferred Apartment Advisors, LLC, the Company’s manager (the "Manager"), as an "acquisition fee" in accordance with the terms of the management agreement between the Company, PAC-OP and the Manager (the "Management Agreement").

The Mezzanine Loan matures on November 1, 2016, subject to one six month extension to May 1, 2017 and one twelve month extension to May 1, 2018 and bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $25.9 million that is held by an unrelated third party. The Mezzanine Loan is secured by a pledge of 100% of the membership interests of Owner. W. Daniel Faulk, Jr., Richard A. Denny and J. Michael Morris, unaffiliated third parties, have guaranteed to Mezzanine Lender the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the Mezzanine Lender and the senior lender. Prepayment of the Mezzanine Loan is permitted in whole, but not in part, without Mezzanine Lender consent.

Under the terms of a Purchase Option Agreement entered into on the Closing Date in connection with the closing of the Mezzanine Loan, Mezzanine Lender has an exclusive option (but not an obligation) to purchase the Property between and including July 1, 2016 and December 31, 2016 for a pre-negotiated purchase price of $39,654,273. If the Property is sold to, or refinanced by, a third party at any time, or is paid off at any time, Mezzanine Lender will be entitled to an exit fee to increase the aggregate interest paid on the Mezzanine Loan to 14.0% per annum (the "Exit Fee"), provided, however, that such Exit Fee shall not be required to be paid if Mezzanine Lender or a wholly owned direct or indirect subsidiary of Mezzanine Lender acquires the Property.

The foregoing description of the Mezzanine Loan is qualified in its entirety by reference to the Note, the Mezzanine Loan Agreement and the Purchase Option Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 2.02    Results of Operations and Financial Conditions.

On March 6, 2013, the Company announced its financial results for first quarter 2013. A copy of the Company's earnings press release is furnished as Exhibit 99.1 to this report on Form 8-K. A copy of the Company's Supplemental Financial Data for first quarter 2013 is furnished as Exhibit 99.2 to this report on Form 8-K.

This information, including Exhibits 99.1 and 99.2 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information, including the exhibits, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any of those filings.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Note in the amount of $10,962,000 dated as of April 20, 2103 issued by Iris Crosstown Partners LLC to Iris Crosstown Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of April 30, 2013 among Iris Crosstown Partners LLC and Iris Crosstown Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of April 30, 2013 between Iris Crosstown Apartments LLC and Iris Crosstown Mezzanine Lending, LLC
99.1	Press Release issued May 6, 2013
99.2	Preferred Apartment Communities, Inc.'s Supplemental Financial Data for the period ended March 31, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: May 6, 2013	By:	/s/ John A. Williams
John A. Williams
Chief Executive Officer

EXHIBIT INDEX

10.1	Note in the amount of $10,962,000 dated as of April 20, 2103 issued by Iris Crosstown Partners LLC to Iris Crosstown Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of April 30, 2013 among Iris Crosstown Partners LLC and Iris Crosstown Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of April 30, 2013 between Iris Crosstown Apartments LLC and Iris Crosstown Mezzanine Lending, LLC
99.1	Press Release issued May 6, 2013
99.2	Preferred Apartment Communities, Inc.'s Supplemental Financial Data for the period ended March 31, 2013